OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2009 SECOND QUARTER RESULTS

Houston, Texas - May 8, 2009 - OYO Geospace (NASDAQ: OYOG) today announced net income of $1.2 million, or $0.20 per diluted share, on revenues of $23.5 million for its quarter ended March 31, 2009. This compares with a net income of $3.2 million, or $0.53 per diluted share, on revenues of $36.4 million in the comparable quarter last year.

For the six months ended March 31, 2009, OYO Geospace recorded sales of $49.4 million and net income of $2.6 million, or $0.42 per diluted share. For the comparable period last year the company recorded sales of $68.4 million and net income of $6.5 million, or $1.06 per diluted share.

"Sales of our products dropped sharply during the quarter across all product lines. The impact was especially felt in our North American and Russian seismic exploration markets. Capital expenditure spending from our customers in these markets remains constrained due to the significant decline in oil and gas exploration activities. Revenues from our seismic reservoir products were down from the comparative quarter last year, but up sequentially from the first quarter of fiscal year 2009," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"Our thermal solutions business segment incurred a small loss for the quarter but was still profitable for the six months ended March 31, 2009. While sales of our consumable products remained steady, we saw substantially lower sales of thermal imaging equipment during the quarter. We believe a lack of confidence in the global economy and tight capital markets are contributing to the lower levels of new equipment sales," said Owens.

"Overall, the company's backlog dropped substantially during the quarter from the previous quarter with a notable decrease in orders for our seismic exploration products, although backlog did increase significantly for our seismic reservoir products. We continue to market all of our products vigorously throughout the world," Owens said.

"Late in April, we modified our credit agreement with Regions Bank. The revised agreement allows us to borrow up to $25.0 million through April 30, 2011. As might be expected in this environment, the terms of the new credit agreement, particularly interest rates and restrictive covenants, are less favorable than our previous agreement, but we believe the overall terms are fair and competitive in today's lending market. During the quarter, we reduced our total debt by $7.6 million and we will continue to focus on managing cash flows during these difficult times. In addition, we will vigorously pursue revenue generating opportunities while developing new products and enhancing our existing ones," concluded Owens, who also noted that the company has focused significantly on expenses during recent periods including rationalization of its workforce and other cost-cutting measures.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended		Six Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008

Net sales	$ 23,510	$ 36,399	$ 49,365	$ 68,421
Cost of sales	16,368	25,991	34,203	46,899
Gross profit	7,142	10,408	15,162	21,522

Operating expenses:
Selling, general and administrative	3,396	4,508	7,120	8,676
Research and development	1,911	2,038	3,810	4,230
Bad debt expense (recovery)	79	(248)	(89)	46
Total operating expenses	5,386	6,298	10,841	12,952

Gain on sale of assets	--	362	7	716

Income from operations	1,756	4,472	4,328	9,286

Other income (expense):
Interest expense	(136)	(250)	(411)	(435)
Interest income	307	453	636	725
Foreign exchange losses	(21)	(11)	(561)	(16)
Other, net	(57)	2	(63)	(10)
Total other income (expense), net	93	194	(399)	264

Income before income taxes	1,849	4,666	3,929	9,550
Income tax expense	617	1,459	1,360	3,032

Net income	$ 1,232	$ 3,207	$ 2,569	$ 6,518

Basic earnings per share	$ 0.21	$ 0.54	$ 0.43	$ 1.10

Diluted earnings per share	$ 0.20	$ 0.53	$ 0.42	$ 1.06

Weighted average shares outstanding - Basic	5,937,144	5,905,946	5,936,822	5,899,351
Weighted average shares outstanding - Diluted	6,035,314	6,096,332	6,069,615	6,141,637